Exhibit 10.25
BASE SALARIES OF NAMED EXECUTIVE OFFICERS

Named Executive Officer	Base Salary

Robert L. Long Chief Executive Officer	$850,000

Jean P. Cahuzac President	$515,000

Steven L. Newman Executive Vice President and Chief Operating Officer	$415,000

Gregory L. Cauthen Senior Vice President and Chief Financial Officer	$385,000

Eric B. Brown Senior Vice President, General Counsel and Corporate Secretary	$365,000